Exhibit 10.3

TRANSITIONAL SERVICES AND RETIREMENT AGREEMENT

This Transitional Services and Retirement Agreement (this “Agreement”) is entered into between Mark Gallenberger (the “Executive”) and Cerence Inc., a Delaware corporation (the “Company,” and together with the Executive, the “Parties”).

WHEREAS, the Executive currently serves as the Company’s Chief Financial Officer (“CFO”);

WHEREAS, the Executive and the Company entered into the Change of Control and Severance Agreement dated December 19, 2019 (“Severance Agreement”);

WHEREAS, the Executive has elected to retire from employment with the Company effective March 11, 2022 (the “Anticipated Retirement Date”), which is a voluntary resignation for purposes of the Severance Agreement and, therefore, the Executive is not entitled to severance pay, benefits or vesting pursuant to the Severance Agreement or otherwise;

WHEREAS, the Company’s Board of Directors (the “Board”) appreciates the Executive’s past and anticipated future contributions and wishes to make this transition as smooth as possible;

WHEREAS, the Board has determined that it is in the best interest of the Company for the Executive to be available during the Advisory Period (as defined below) to provide transitional assistance to the Company; and

WHEREAS, the Executive and the Board wish to enter into this Agreement to set forth the terms of the Executive’s continued services to the Company during the Advisory Period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Transition: Period; Position; Duties.

a.Period. The Executive’s employment with the Company will continue through the Separation Date (as defined below), at which time it will end. The time period between the date the Executive receives this Agreement and the Separation Date is the “Transition Period”. The Transition Period will continue through the close of business on March 11, 2022 unless (i) the Executive’s employment is terminated earlier (A) by the Company for Cause, (B) due to the Executive’s death or Disability (all as defined in the Severance Agreement), or (C) by the Executive (such actual last day of employment, the “Separation Date”).

b.Position. During the Transition Period, the Executive shall continue to serve as the Company’s CFO, unless otherwise determined by the Board. Any change to the Executive’s duties as set forth herein shall not constitute Good Reason as defined in and for purposes of the Severance Agreement, and the Executive hereby waives the application of Good Reason to his employment through the Separation Date.

c.Duties. During the Transition Period, the Executive shall continue to report to the Company’s Chief Executive Officer (the “CEO”) and shall have the duties and responsibilities as reasonably determined by the CEO. The Executive will work cooperatively with the Company’s senior leadership team and the finance team during the Transition Period.

2.	Compensation During the Transition Period.

a.Salary. During the Transition Period, the Company will continue to pay the Executive at his current base salary rate (the “Base Salary”), payable in accordance with the Company’s normal payroll practices, subject to tax withholding under applicable law.

b.Expenses. The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by him during the Transition Period in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

c.Other Benefits. During the Transition Period, the Executive shall continue to be eligible to participate in or receive benefits under the Company’s retirement, health, welfare and fringe benefit plans for employees in effect from time to time, subject to the terms and conditions of such plans.

3.	Ending of Employment Relationship.

a.	The Executive’s employment will end on the Separation Date.

b.On the Separation Date or promptly thereafter within the period of time mandated by law, the Executive will receive the Accrued Amounts set forth in Section 3(f) of the Severance Agreement: (i) any unpaid base salary due for periods prior to the Separation Date;

(ii) accrued and unused vacation, as required under the applicable Company policy; and (iii) all expenses incurred by the Executive in connection with the business of the Company prior to the Separation Date in accordance with the Company’s business expense reimbursement policy. Except as set forth in Section 4(d) below, the Executive will cease vesting in his outstanding, unvested equity awards on the Separation Date.

c.On the Separation Date, or earlier if requested by the Board, the Executive will be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates. Promptly following the Separation Date, the Company shall take all steps necessary or appropriate to remove the Executive from all such positions. During the Advisory Period, the Executive shall execute any documents in reasonable form as may be reasonably requested by the Company to confirm or effectuate any such resignations.

d.If the Executive’s employment ends prior to the Anticipated Retirement Date in accordance with this Agreement, the following terms shall apply: if the Company terminates the Executive’s employment for Cause, or the Executive resigns, the Executive will receive the Accrued Amounts, cease vesting in his equity awards as of the Separation Date and will not be eligible for the Advisory Period. If the Executive’s employment ends due to his death or Disability, the terms of the Employment Agreement will govern with respect to the ending of his employment and he will not be eligible for the Advisory Period. For purposes of clarity, these are the only reasons the Executive’s employment can end before the Anticipated Retirement Date.

4.	Advisory Period.

a.On the Separation Date, provided that the Executive (i) enters into, does not revoke and complies with this Agreement, and (ii) continues to comply with any agreement between the Executive and the Company concerning inventions, confidentiality or restrictive covenants ((i) and (ii) together, the “Conditions”), the Executive shall be retained by the Company as an independent contractor, with no break in service relationship solely for purposes of continued vesting in the Specified Equity Awards (as defined below). The Executive shall continue to serve as an independent contractor of the Company until November 15, 2022, unless the Executive sooner resigns or unless the Company sooner terminates the consulting arrangement for a material breach by the Executive of any of the Condition(s) (which termination by the Company shall be permitted only after the Executive is notified in writing of the alleged material breach and, if the breach is curable, the Executive receives a reasonable opportunity to cure such breach) (the period of independent contractor service under this Agreement being the “Advisory Period”).

b.During the Advisory Period, the Executive shall be available on an as- requested basis to assist with the transition, to provide advisory services with respect to financial matters (the “Services”). The Executive agrees that other than in the course of providing the Services, he will not use or disclose any confidential information of the Company or any third party to which the Company owes a duty of confidentiality. This confidentiality obligation is in addition to, and not in lieu of, the Confidentiality Agreement (as defined in the Severance Agreement) and any other ongoing confidentiality obligations the Executive has to Company. The Executive shall continue to be subject to the Company’s Insider Trading Policy to the extent applicable.

c.During the Advisory Period, the Executive shall no longer be an employee of the Company, but shall be retained as an independent contractor and shall have no authority to bind the Company. The Executive shall not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Company to its employees (except that the last day of the Executive’s participation in the Company’s group medical plan will be March 31, 2022 and thereafter the Executive may elect continuation coverage as provided by applicable law, which will be entirely at his own expense). The Executive shall bear sole responsibility for all taxes, insurance and benefits relating to the provision of services under this Agreement during the Advisory Period and shall indemnify and hold the Company harmless from and against any liability with respect thereto (it being understood that the Company remains responsible for all such amounts that ordinarily are allocable to the employer with respect to the period of the Executive’s employment with the Company (for example, but not by way of limitation, the employer portion of FICA)).

d.As the sole consideration for the Services, during the Advisory Period, the Executive shall continue to vest in the following “Specified Equity Awards”: the portion of any restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) held by the

Executive that are scheduled to vest on October 1, 2022 and November 15, 2022 if the Executive remains in a service relationship with the Company through the applicable vesting dates, with the performance metrics applicable to the PSUs held by the Executive to be determined based on actual achievement of target levels. For the avoidance of doubt, the scheduled vesting dates and amounts of the Specified Equity Awards (listed by vesting date) are:

October 1, 2022: 28,735 RSUs

October 1, 2022: 3,469 RSUs

November 15, 2022: 28,734 PSUs (this number assumes 100% target achieved, but number of shares that will actually vest on November 15 will be based on actual performance)

November 15, 2022: 3,469 PSUs (this number assumes 100% target achieved, but number of shares that will actually vest on November 15 will be based on actual performance)

The Executive’s Services will be a continued service relationship with the Company solely for purposes of the equity award agreements applicable to the Specified Equity Awards and the Company’s 2019 Equity Incentive Plan (as may be amended form time to time, the “Plan”, and, collectively along with all of Executive’s applicable award agreements, the “Equity Documents”). Notwithstanding anything to the contrary in any equity award agreement, equity incentive plan or otherwise, any portion of any equity award held by the Executive and not included in the definition of Specified Equity Awards (including, without limitation, the Executive’s RSUs and PSUs that are scheduled to vest after November 15, 2022) shall cease vesting on the Separation Date. Except as modified herein, the Equity Documents are in full force and effect.

The Executive acknowledges that without this Agreement, the Executive is otherwise not entitled to continue vesting in the Specified Equity Awards beyond the Separation Date. The Executive further acknowledges that he will not receive any additional equity awards or any other compensation during the Advisory Period.

5.General Release of Claims. In consideration for the opportunity to continue the Executive’s employment during the Transition Period and the opportunity to continue his service relationship with the Company during the Advisory Period in order to continue vesting in the Specified Equity Awards, to which the Executive acknowledges he would otherwise not be entitled, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to the Executive’s employment by and termination of employment with the Company;
•	of wrongful discharge or violation of public policy;

•	of breach of contract;
•	of defamation or other torts;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, M.G.L. c. 151B, and The Massachusetts Civil Rights Act);

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act, M.G.L. c. 149,

§§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release does not release Claims that cannot be released as a matter of law; Claims that arise after the date the Executive signs this Agreement, including Claims for breach of this Agreement (including, but not limited to, with respect to the Executive’s rights under the Specified Equity Award); the Executive’s rights to any vested and nonforfeitable balances in any retirement plan accounts; Claims related to the Company’s failure to pay the employer portion of any taxes or to timely remit withholdings from the Executive to the relevant tax authority with respect to the period of Executive’s employment with the Company; Claims for indemnification to the extent available under Delaware Law, the Company’s certificate of incorporation, bylaws, or the Indemnification Agreement between the Executive and the Company dated November 24, 2019 (the “Indemnification Agreement”) or claims for applicable liability insurance coverage, including directors and officers liability coverage (in each case, to the extent provided under such insurance or coverage). This release does not extend to any right the Executive may have to unemployment compensation benefits.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into the Agreement, the Executive represents that he has not assigned any Claim to any third party.

6.	Restrictive Covenants.

a.The Confidentiality Agreement, Section 6(b) of this Agreement and all the restrictive covenants contained in the Executive’s applicable equity award agreements, the terms of which are incorporated by reference herein (the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms, to the extent permitted by applicable law. The Executive acknowledges and agrees that the obligations under the Restrictive Covenants, including, without limitation, with respect to protection and non-disclosure of the Company’s confidential information, shall apply during the Advisory Period. The Executive’s obligations under the Restrictive Covenants together with the obligations under Sections 7 through 10 of this Agreement, shall be referred to as the “Continuing Obligations” and shall survive the termination of the Executive’s employment and the Advisory Period.

b.As a material term of this Agreement and in connection with the Executive’s separation from employment, the Executive agrees that, during the one year period following the Separation Date, he shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with any of the products or services of the Company or its subsidiaries at the time of termination of Executive’s employment. For the avoidance of doubt, nothing in this Section 6(b) restricts the Executive from being a member of the board of directors of Data I/O, which directorship predates the date of this Agreement and previously was approved by the Company.

7.Return of Company Property. The Executive confirms that on the Separation Date (or sooner or later as may be requested by the Company), the Executive shall return to the Company, without copying, altering or deleting any Company information, all Company property unless instructed to keep same, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. Unless otherwise instructed by the Company, the Executive also commits to deleting and purging to the best of his ability any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the Separation Date, other than those files or documents that the Company directs the Executive to retain for purposes of the Advisory Period, which shall be deleted and purged to the best of his ability after the termination of the Advisory Period. In the event that the Executive discovers that he continues to retain any such property beyond the timeframes set forth in this Section 7, the Executive shall return it to the Company as soon as possible.

8.Non-Disparagement. Subject to Section 11, the Executive shall refrain from any disparagement, defamation, libel, or slander of any of the Company, its directors or its employees. The Executive shall direct any inquiries by potential future employers to the Company’s Chief Executive Officer. The Company will instruct its senior executives and all members of its Board of Directors to refrain from any disparagement, defamation, libel, or slander of the Executive during their engagement with the Company. Truthful legal testimony or truthful rebuttal of false or misleading statements shall not violate this provision.

9.Communications Regarding Separation. The Company agrees to consult in good faith with the Executive on the text of the formal written announcement and securities filings concerning the Executive’s transition and separation (collectively the “Company Announcement”), provided, however, that the Company will ultimately determine the text of the Company Announcement. The Executive agrees that he will not (without the prior written approval of the CEO) communicate about his transition, retirement or separation with anyone until after the Company has made the initial Company Announcement; provided that the Executive may communicate with his tax advisors, attorneys, and family members about his transition, retirement and separation before the initial Company Announcement; provided further that the Executive first advises such persons not to reveal information about the Executive’s transition, retirement and separation and each such person agrees. Further, no earlier than one business day prior to the initial Company Announcement (or earlier if agreed by the Company’s CEO), the Executive may communicate with his direct reports and other members of the Company’s ELT about his transition, retirement and separation before the initial Company Announcement; provided further that the Executive first advises such persons not to reveal information about the Executive’s transition and separation and each such person agrees. Once the Company has announced the Executive’s transition, retirement and separation, the Executive agrees to limit any communications regarding his transition, retirement and separation to statements that are consistent with the Company Announcement.

10.Future Cooperation. The Executive agrees to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) including in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes the Executive may have knowledge or information;

(ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information; and (iii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). The Executive further agrees to make himself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section 10 to require the Executive to make himself available to an extent that would interfere with full-time employment or other responsibilities that he may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls the Executive as a witness. The Company shall reimburse the Executive for any reasonable travel expenses that he incurs due to his performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

11.Protected Disclosures. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

12.Legally Binding. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has consulted with his attorney prior to signing this Agreement, that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily entering into this Agreement.

13.Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

14.Equitable Relief. The Executive agrees that it may be difficult to measure any harm caused to the Company that might result from any breach by the Executive of the Continuing Obligations and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, and to other damages as allowable by law.

15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company, including the offer letter by and between the Company and the Executive and the Severance Agreement (except to the extent certain definitions thereunder are used herein). Notwithstanding the foregoing, for the avoidance of doubt, this Agreement shall not supersede or replace the Confidentiality Agreement, the Equity Documents or the Indemnification Agreement, which shall remain in full force and effect, subject to the terms of this Agreement. This Agreement is binding on the Company’s successors and assigns.

17.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

18.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (i) delivered in person, (ii) sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board or (iii) sent by email to the Executive’s Company email address or, in the case of the Company, to the CEO’s email address.

20.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

22.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for 21 days before executing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven business days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received by the undersigned at or before the expiration of the seven business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first day following the expiration of the revocation period (the “Effective Date”).

23.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement effective as of the Effective Date.

CERENCE INC.

2/4/2022

By:_/s/ Stefan Ortmanns Stefan OrtmannsDate

Chief Executive Officer

EXECUTIVE

2/4/2022

/s/ Mark Gallenberger

Mark Gallenberger	Date